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                                                                    EXHIBIT 99.2

                                       Q&A

       AUDIENCE: NEWSEDGE, DIALOG AND OTHER AFFECTED THOMSON CUSTOMERS AND
                                    PARTNERS


WHAT HAPPENED?
The Thomson Corporation, a leading global e-information solutions company in the business and professional marketplace, and NewsEdge Corporation have signed a definitive agreement under which a newly formed subsidiary of Thomson will make a tender offer for all the shares of common stock of NewsEdge for US$2.30 per share or approximately US$43 million, which includes cash in the business. Upon completion of the acquisition, NewsEdge will operate as an independent business within the Thomson Legal & Regulatory market group, aligned with Dialog. The core NewsEdge senior management team will remain with the company, and President and CEO Clifford Pollan will report to Dialog President and CEO Roy Martin. NewsEdge's headquarters will remain in Burlington, Mass.

WHY DOES THOMSON WANT TO ACQUIRE NEWSEDGE?
The proposed acquisition underscores the Thomson commitment to provide the broadest and most powerful e-information solutions to the legal, regulatory, government, corporate, financial and other professional markets. NewsEdge products will add a new dimension to existing Thomson Legal & Regulatory news and current awareness products, and complement its core primary and secondary legal and regulatory products and services.

WHAT CAN I EXPECT AS A RESULT OF THE ACQUISITION?
NewsEdge and its customers will have access to even more powerful information resources and new combinations of products and services to meet their needs.

WHEN WILL THE TRANSACTION CLOSE?
The closing of the offer, which is expected to be completed during the second half of the year, is conditioned upon the tender of a majority of eligible shares of NewsEdge and customary closing conditions. All of NewsEdge's directors and certain of the executive officers, as well as a significant shareholder of NewsEdge, have pledged to tender their shares in the offer and/or vote in favor of the Thomson acquisition.

WILL NEWSEDGE BE SHUT DOWN, OR ABSORBED BY OTHER THOMSON COMPANIES?
NewsEdge will operate as a stand-alone business within the Thomson Legal & Regulatory market group, aligned with Dialog. The core senior management team will remain with the company, and NewsEdge President and CEO Clifford Pollan will report to Dialog President and CEO Roy Martin.

HOW WILL MY SERVICE BE AFFECTED BY THE ACQUISITION?
Thomson and NewsEdge are working hard to ensure that the transition of NewsEdge to Thomson Legal & Regulatory will be seamless and that the high quality of products, services and customer service customers receive from NewsEdge will not be affected.

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I ALSO SUBSCRIBE TO DIALOG OR OTHER THOMSON COMPANIES' SERVICES. HOW DOES THE
ACQUISITION IMPACT THOSE RELATIONSHIPS?
There should be no immediate impact. Customers can continue their relationship with their Dialog or other Thomson company sales representative or account manager. After the acquisition, sales operations will continue to operate separately. However, as the integration strategy is developed and implemented during the next six months and strengths and synergies are determined, we anticipate joint offerings or cross-selling of NewsEdge, Dialog and other Thomson company product lines by both sales organizations.

WHAT IF A COMPANY IS A CUSTOMER OF DIALOG OR ANOTHER THOMSON COMPANY AND NEWSEDGE ALREADY?
NewsEdge, Dialog and other Thomson companies share some customers; however, NewsEdge's focus is on the end-user rather than on the information professional. In the instances when a customer is a client of both organizations, business and operations will continue separately, under current agreements, for the immediate future.

Thomson Legal & Regulatory and NewsEdge management teams will be meeting during the next six months to determine the procedures for moving forward. We expect to provide customers with any new information at that time.

ARE DIALOG AND NEWSEDGE CURRENTLY SERVICING THE SAME CUSTOMERS? DO THE COMPANIES COMPETE?
Dialog and NewsEdge are actually complementary. The companies share some of the same target markets, such as large companies and information-intensive organizations. But the principal services provided - NewsEdge's news and current awareness and the vast Dialog collection of essential information - are different. We expect customers to benefit from the combination. Also important to note is that NewsEdge delivers services to large numbers of knowledge workers' desktops, broadening the reach of Dialog's traditional market within the professional information marketplace.

NEWSEDGE HAS MANY CUSTOMERS IN THE FINANCIAL MARKETS AND DELIVERS SERVICES FROM THOMSON FINANCIAL, SUCH AS FIRST CALL AND DISCLOSURE. WHAT WILL HAPPEN TO THE NEWSEDGE FINANCIAL CUSTOMER BASE AND THE RELATIONSHIP WITH THOMSON FINANCIAL PARTNERS?
The acquisition should not impact NewsEdge's relationship with customers. Moving forward, there may be an opportunity to explore synergies or cross-selling opportunities with NewsEdge and other Thomson companies.

WHOM SHOULD I CONTACT WITH QUESTIONS REGARDING THE ACQUISITION AND MY ACCOUNT? Customers should feel free to contact their NewsEdge account representative with questions. For more information on Thomson, the Thomson Legal & Regulatory market group or Dialog, visit www.thomson.com, www.tlrg.com, or www.dialog.com.


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                              FOR DIALOG CUSTOMERS:

WHO IS NEWSEDGE?
With 2000 revenues of US$70.9 million, NewsEdge is a global provider of content solutions and electronic publishing technologies for business. It provides real-time news and information products and services to approximately 1,500 corporations and professional services firms worldwide.

NewsEdge combines patented technology, world-class content and specialized editorial processes to deliver tailored information and decision-support solutions to knowledge workers through three major lines of business - information and decision-support services, content solutions and electronic publishing technologies.

WHY IS THOMSON PURCHASING NEWSEDGE?
The acquisition underscores the Thomson commitment to provide the broadest and most powerful e-information solutions to the legal, regulatory, government, corporate, financial and other professional markets. NewsEdge products will add a new dimension to existing Thomson Legal & Regulatory news and current awareness products, and complement its core primary and secondary legal and regulatory products and services.

WHAT DOES THIS ACQUISITION MEAN TO DIALOG?
NewsEdge will operate as a stand-alone business within the Thomson Legal & Regulatory market group, aligned with Dialog. The core senior management team will remain with the company, and NewsEdge President and CEO Clifford Pollan will report to Dialog President and CEO Roy Martin.

THIS COMMUNICATION IS FOR INFORMATIONAL PURPOSES ONLY. IT DOES NOT CONSTITUTE AN OFFER TO PURCHASE SHARES OF NEWSEDGE OR A SOLICITATION/RECOMMENDATION STATEMENT UNDER THE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION. WE URGE ALL INVESTORS AND SECURITY-HOLDERS OF NEWSEDGE TO READ THOMSON'S TENDER OFFER STATEMENT AND NEWSEDGE'S SOLICITATION/RECOMMENDATION STATEMENT WHEN THEY ARE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AS THEY BECOME AVAILABLE. THEY WILL CONTAIN IMPORTANT INFORMATION AND MAY BE OBTAINED FROM THE SECURITIES AND EXCHANGE COMMISSION FREE AT WWW.SEC.GOV.